UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 29, 2020

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive,	Suite 9,	Fort Myers,	Florida	33913
(Address of principal executive offices)				(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Common Stock Underwriting Agreement
On April 29, 2020, NeoGenomics, Inc. (the “Company”), in connection with an offering by the Company of its common stock (the “Common Stock Offering”), entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with Morgan Stanley & Co. LLC, BofA Securities, Inc., and SVB Leerink LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 4,400,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The price to the public in this offering is $28.50 per share and the Underwriters have agreed to purchase the shares from the Company at the public offering price, less underwriting discounts and commission of $1.71 per share. Under the terms of the Common Stock Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to 660,000 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions. The net proceeds to the Company from the Common Stock Offering are expected to be approximately $117.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.
A copy of the Common Stock Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Common Stock Underwriting Agreement is qualified in its entirety by the Common Stock Underwriting Agreement.
Convertible Notes Underwriting Agreement
On April 29, 2020, the Company, in connection with an offering by the Company (the “Convertible Notes Offering” and together with the Common Stock Offering, the “Offerings”) of its 1.25% convertible senior notes due 2025 (the “Notes”), entered into an underwriting agreement (the “Convertible Notes Underwriting Agreement” and together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”) with the Underwriters pursuant to which the Company agreed to issue and sell a total of $175,000,000 aggregate principal amount of its Notes to the Underwriters. In addition, pursuant to the Convertible Notes Underwriting Agreement, the Underwriters were granted an option, exercisable within 30 days, to purchase up to an additional $26,250,000 aggregate principal amount of the Notes on the same terms and conditions solely to cover over-allotments with respect to the Convertible Notes Offering. The Notes were priced to investors in the Convertible Notes Offering at 100% of their principal amount, and the Underwriters agreed to purchase the Notes from the Company pursuant to the Convertible Notes Underwriting Agreement at a price of 97.00% of their principal amount. The net proceeds to the Company from the Convertible Notes Offering are expected to be approximately $169.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company used a portion of the net proceeds from the Offerings to repay borrowings under its existing Credit Agreement (as defined in Item 1.02 below).
A copy of the Convertible Notes Underwriting Agreement is filed as Exhibit 1.2 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Convertible Notes Underwriting Agreement is qualified in its entirety by the Convertible Notes Underwriting Agreement.
General
Copies of the Underwriting Agreements have been included to provide security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in each Underwriting Agreement were made solely for purposes of the applicable Offering and as of specific dates, were solely for the benefit of the parties to the applicable Underwriting Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under either Underwriting Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
The Underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and certain of their affiliates have, from time to time, performed, currently are performing, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they received or will receive customary fees and expenses.
Indenture for the Notes

On May 4, 2020, the Company entered into an Indenture (the “Indenture”), with U.S. Bank National Association, as trustee (the “Trustee”), governing the Notes.
The Notes bear interest at a rate of 1.25% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2020. The Notes mature on May 1, 2025, unless earlier repurchased or converted. Noteholders may convert their Notes at their option prior to the close of business on the business day immediately preceding February 1, 2025, only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after February 1, 2025 until the close of business on the business day immediately preceding the maturity date, noteholders may convert their Notes at any time, regardless of the foregoing circumstances.
The conversion rate will initially be 27.5198 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $36.34 per share of common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued and unpaid interest. In addition, if a “make-whole fundamental change” (as defined in the Indenture) occurs or if the Company calls any Notes for redemption, then the Company will in certain circumstances increase the conversion rate for a specified period of time for holders who convert their notes in connection with such fundamental change or during the related redemption period.
The Company may not redeem the notes prior to May 6, 2023. The Company may redeem for cash all or any portion of the notes, at its option, on or after May 6, 2023 if the last reported sale price of its common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date of notice by the Company of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.
If the Company undergoes a “fundamental change” (as defined in Indenture), then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.
The Notes are the Company’s senior, unsecured obligations and will be equal in right of payment with its existing and future senior, unsecured indebtedness, senior in right of payment to its existing and future indebtedness that is expressly subordinated to the Notes and effectively junior to its existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of its subsidiaries.
A copy of the Indenture is attached as Exhibit 4.1 and is incorporated herein by reference into this Item 1.01. The above description is qualified in its entirety by reference to such exhibits.
Short Sale Shares
Pursuant to the Common Stock Underwriting Agreement, the Underwriters of the Common Stock Offering also offered and sold 1,065,000 shares of the Company’s common stock borrowed from third parties (the “Short Sale”), and used the resulting short position to facilitate hedging transactions by some of the purchasers of the Notes. The Company paid the Underwriters a fee of $0.57 per share for each share of its common stock sold by the Underwriters in the Short Sale. The Convertible Notes Offering and the Short Sale were contingent upon one another.

Item 1.02	Termination of a Material Definitive Agreement.
Simultaneously with the closing of the Offerings, on May 4, 2020, the Company terminated its Credit Agreement by and among the Company, certain of its subsidiaries as guarantors, NeoGenomics Laboratories, Inc. (the Company’s wholly-owned subsidiary) and PNC Bank, National Association, as administrative agent, and the lenders party thereto (the “Credit Agreement”) and repaid all outstanding amounts owing thereunder.
The Credit Agreement, originally entered into on June 27, 2019, provided for a $100 million revolving credit facility, a $100 million term loan facility and a $50 million delayed draw term loan

As of May 4, 2020, the total amount of principal and accrued interest and fees outstanding under the prior Credit Agreement (prior to its termination and the repayment of such amount) was approximately $96.3 million. A copy of the Credit Agreement was filed as Exhibit 10.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on June 28, 2019.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Indenture for the Notes” is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.
On April 30, 2020, the Company announced the pricing of its underwritten public offering of 4,400,000 million shares of its common stock at a public offering price of $28.50 per share and an underwritten public offering of $175 million aggregate principal amount of 1.25% Convertible Senior Notes due 2025. A copy of this press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

1.1
Underwriting Agreement, dated April 29, 2020, among the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc., and SVB Leerink LLC, as representatives of the several underwriters named therein related to the Common Stock.

1.2
Underwriting Agreement, dated April 29, 2020, among the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc., and SVB Leerink LLC, as representatives of the several underwriters named therein related to the Convertible Notes.

4.1	Indenture, dated May 4, 2020, by and between the Company and U.S. Bank National Association, as Trustee.
4.2	Form of 1.25% Senior Convertible Note Due 2025 (included in Exhibit 4.1).
5.1	Opinion of Snell & Wilmer L.L.P. related to the Common Stock.
5.2	Opinion of Snell & Wilmer L.L.P. related to the Notes.
23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.2).
99.1	Press Release of NeoGenomics, Inc. dated April 30, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Kathryn B. McKenzie
Kathryn B. McKenzie
Chief Financial Officer
May 4, 2020